China Expert Announces 2006 Fourth Quarter and

Full Year Financial Results

 Annual revenues increased 85.7 percent to $66.1 million while income from operations increased 49.6 percent to $21.2 million compared to 2005

Company awarded 14 new e-Government contracts totaling $251.7 million during 2006

HONG KONG, April 12, 2007  -- China Expert Technology, Inc. (OTC Bulletin Board: CXTI), a provider of large-scale network, e-government infrastructure projects for communities and municipal governments in China, today announced 2006 fourth quarter and full year financial results for the period ending December 31, 2006.

Fourth Quarter Highlights:

•

Revenues for the quarter increased 82.8% to $17.4 million

•

During the fourth quarter, the Company was awarded 6 new e-government contracts totaling $157.5 million which will be implemented during the next 3 years

•

Gross margins improved 340 basis points to 55.1% versus the Q4 2005

•

Operating income increased 24.9% year over year to $5.6 million

•

Backlog on December 31, 2006 was $227.8 million consisting of 13 contracts compared to $119.2 million on November 14, 2006 and $39.6 million on December 31, 2005.

Fourth Quarter Financial Results (unaudited)

Revenue for the fourth quarter ending December 31, 2006 increased 82.8 percent to $17.4 million compared to $9.5 million for the fourth quarter of last year. The growth resulted from execution on existing projects, including several which commenced during the year, including the 4th Phases of Jinjiang, systems and application training and maintenance services for Jinjiang, the 3rd and 4th Phases of Dehua, and the 1st and 2nd Phases of Nan’an, in addition to the Huian contract. Cost of revenue for the fourth quarter was $7.8 million compared to $4.6 million for the three months ended December 31, 2005. Gross profit for the fourth quarter increased 94.7 percent to $9.6 million compared to $4.9 million, yielding gross margins of 55.1 percent compared to 51.7 percent for the 2005 fourth quarter. The increase in gross margins resulted from a greater mix of training and system maintenance as a percentage of overall revenue compared to last year and increased operating leverage through higher utilization of the Company’s own work force to deliver these services.

Total operating expenses for the fourth quarter were $4.1 million, which was up significantly from last year primarily as a result of an increase in non cash expenses related to the amortization of prepaid stock based expenses and amortization of prepaid commission expenses for new contracts. Sales and marketing expenses were $0.6 million compared to no such expenses last year, resulting from the amortized prepaid cash commission for sourcing of Cangshan District, Minqing County, Quangang District, Pingtan County, Mawei District and Yongtai County contracts in the fourth quarter. General and administrative expenses also increased significantly to $3.4 million from

$0.5 million last year due to the increase in amortization of stock based prepaid expenses caused by fair value adjustment in the fourth quarter.

 “We are pleased to report another strong quarter of revenue growth on a comparable basis and a record quarter for new contract signings,” stated Mr. Simon Fu, Chief Financial Officer of China Expert Technology, Inc. “New contract wins totaled $157.5 million as the Company secured new e-government implementations across multiple geographic areas within Quanzhou City and Fuzhou City. While we were pleased to report an increase in comparable gross margins, our reported net income for the quarter was impacted by both cash expenses paid to consultants for projects won during the quarter and also for non cash charges associated with amortization of stock based prepaid expenses caused by fair value adjustment. Excluding the two major non cash charges, we reported respectable earnings for the quarter.”

For the quarter, income before tax increased to $1.2 million compared to a loss of $0.4 million in the year ago period. Net income for the quarter was a loss of $0.2 million or ($0.01) per fully diluted share, based on 29.9 million shares, compared to a net loss of $1.4 million, or ($0.06) per fully diluted share for the fourth quarter of 2005, based on 25.1 million shares.  On a proforma non-GAAP basis, excluding the $3 million charge due to the change in fair value of derivatives and $2.9 million charge related to amortization of stock based prepaid expenses caused by a fair value adjustment, net income would have been $5.7 million.

Summary of non-cash gains and expenses through December 31, 2006:

4Q06

           Full Year

Change in fair value of derivatives

($3,022,000)

($3,129,000)

Expenses compensated by common stock

$0

($5,460,925)

Employee compensation by common stock

$0

($1,672,000)

Interest expenses and deferred finance costs

($887,269)

($4,606,004)

Amortization of stock based prepaid expenses

($2,909,063)

($3,612,188)

Loss on extinguishment of debts

($504,204)

($504,204)

Total

($7,322,536)

($18,984,321)

As of December 31, 2006 the Company had $10.1 million in cash and equivalents compared to $7.3 million as of December 31, 2005. Accounts receivable increased significantly to $33.6 million as Jinjiang (4th Phase), Dehua (4th Phase) and Nanan (1st Phase) projects were substantially completed and billed at the end of the year, and with the first payment for the Huian project still pending.  Prepaid contract costs were $12 million and were directly related to the commencement of Licheng and Shishi City projects near the end of the year, as the Company had arranged prepayments to suppliers for the purchases of hardware on behalf of customers, in addition to down payments to subcontractors for system development during the start-up phase of these projects. In addition, prepaid commissions were $6.9 million and are expected to be expensed during the 2007 calendar year. The current ratio at the end of the fourth quarter was 7.8 to 1.  On December 31, 2006, shareholders equity totaled $59.3 million which increased 178 percent compared to the same year ago period.

Backlog as of December 31 totaled $227.8 million, which is based on thirteen outstanding contracts which have implementation schedules encompassing the next three years. Please refer to the schedule below for more details.

“China Expert Technology utilized successful customer installations as key reference projects to win several significant new contracts during 2006. In total, the Company was awarded 14 new e-Government contracts with a total contract sum of $251.7 million, further strengthening our competitive position and footprint in the Fujian province,” stated Mr. ZHU Xiaoxin, President and CEO. “We initiated work on a number of large multi-year projects which will facilitate further growth during 2007 and 2008.”

The Company pre-announced fourth quarter revenues of $17.4 million and net income of $1.7 million.  While revenues were consistent with our earlier pre-announcement, net income was impacted by non-cash charges due to the increase in amortization of stock based prepaid expenses caused by fair value adjustment in the fourth quarter.

2006 Results (audited)

For the year ended December 31, 2006, revenues increased 85.7 percent to $66.1 million compared to 2005. The increase was derived primarily from the commencement of several new projects including the Jinjiang 4th Phase, the Dehua 3rd and 4th Phases, the Nan’an 1st and 2nd Phases and the Huian project. Cost of revenue was $31.3 million compared to $18.9 million, while gross profit was $34.8 million and $16.7 million, yielding margins of 52.6 percent and 46.9 percent for 2006 and 2005 respectively.

Operating expenses were $13.7 million compared to $2.5 million during 2005. The significant increase relates to advertising and marketing expenses resulting from common stock issued to consultants for sourcing government contract wins during the first half of the year and general and administrative expenses related to an employee stock issuance, as well as liquidated damages and amortization of stock based prepaid expenses more adequately detailed in the 10-K filing and the chart above. Income from operations was $21.2 million, up 49.6 percent from 2005.

Income before taxes for 2006 was $13.1 million, compared to $9.3 million in 2005. Income tax expenses were $5.2 million compared to $2.8 million respectively for 2006 and 2005, and were significantly higher than a normalized rate due to the non-cash and non-recurring charges. Net income was $7.8 million compared to $6.5 million and diluted earnings per share were $0.22 compared to $0.26 utilizing 29.0 million and 24.5 million shares for 2006 and 2005. On a proforma non-GAAP basis, excluding the non-cash charges not related to equity compensation as outlined in the table above, net income for 2006 would have been $19.7 million.

Guidance

For 2007, management expects to report revenues in the range of $72 to $74 million and net income of $20 to $21 million. For 2008, management is providing revenue guidance in the range of $124 to $126 million and net income of approximately $35 to $36 million. Two variables to take into consideration are specifically non-cash charges related to amortization of stock based prepaid expenses caused by fair value adjustment and shares outstanding utilized for earnings per share calculation in each respective reporting period.

The first charge could potentially impact reported GAAP net income. The second could impact reported diluted earnings per share. Currently, the maximum number of shares the Company could have outstanding under any scenario would be approximately 38.7 million. Additionally, the Company has anticipated an increase in their corporate income tax rate to 25 percent for 2008 as a result of recent tax reform in the PRC related to standardization of corporate income tax rate.

The following is a summary of the projects (in $Millions) on hand as of December 31, 2006:

Projects	Tentative Start Date	Target Completion Date	Contract Sum	Recognized in 2003	Recognized in 2004	Recognized in 2005	Recognized in 2006	O/S Contract Sum
Jinjiang (1st Phase)	Apr 03	Jan 05	24.7	4.7	17.8	2.2	--	--
Jinjiang (2nd Phase)	May 05	Aug 06	9.9	--	--	7.9	2	--
Jinjiang (3rd Phase)	May 05	Aug 06	12.5	--	--	6.7	5.9	--
Jinjiang (4th Phase)	Jan 06	Oct 06	5.4	--	--	--	5.4	--
Jinjiang System & Application Training	Feb 06	Nov 06	1.7	--	--	--	1.7	--
Jinjiang System Maint.	Feb 06	Jan 09	3.8	--	--	--	1.2	2.6
Dehua (1st Phase)	Apr 04	Aug 06	15.6	--	8.9	6.7	--	--
Dehua (2nd Phase)	Jan 05	Nov 05	11.8	--	--	11.8	--	--
Dehua (3rd Phase)	Jan 06	Jun 07	9.2	--	--	--	7.1	2.1
Dehua (4th Phase)	Mar 06	Dec 06	11.3	--	--	--	11.4	--
Nan’an (1st Phase)	Aug 05	Mar 07	13.1	--	--	--	12.5	0.6
Nan’an (2nd Phase)	Aug 06	Jul 07	18.3	--	--	--	7.7	10.6
Huian	Jan 06	Jul 08	14.5	--	--	--	9	5.5
Licheng	Nov 06	Oct 09	31.2	--	--	--	--	31.2
Shishi City	Oct 06	Sep 09	37	--	--	--	--	37
Yinzhou District Ningbo City (design & plan)	Apr 06	Oct 06	0.3	--	--	--	0.3	--
Jinjiang Unified Command System	Nov 05	Mar 06	0.6	--	--	--	0.6	--
Dehua Unified Command System	Mar 06	Jul 06	0.6	--	--	--	0.6	--
Cangshan District, Fuzhou	Jul 07	Jun 09	12.7	--	--	--	--	12.7
Minqing County, Fuzhou	Oct 07	Sep 10	22.3	--	--	--	--	22.3
Quangang District	Jul 07	Aug 10	30.8	--	--	--	--	30.8
Pingtan County, Fuzhou	Oct 07	Sep 10	22.4	--	--	--	--	22.4
Mawei District, Fuzhou	Oct 07	Sep 10	21.7	--	--	--	--	21.7
Yongtai County, Fuzhou	Jul 07	Jun 10	28.5	--	--	--	--	28.5
Total			359.9	4.7	26.7	35.3	65.4	227.8

The conference call will take place at 4:30 p.m. EDT on Thursday, April 12th. Interested participants should call 877-715-5297 when calling within the United States or 973-582-2851 if calling internationally. There will be a playback available until 11:59 p.m. eastern time April 19, 2007. To listen to the playback, please call 877-519-4471 when calling within the United States or 973-341-3080 when calling internationally. Please use pass code 8639653 for the replay.

This call is being webcast by ViaVid Broadcasting and can be accessed by clicking on this link http://viavid.net/dce.aspx?sid=00003D69 or at ViaVid's website at http://www.viavid.net . The webcast can be accessed through May 12, 2007.

About the e-government project:

The e-government project is aimed at establishing a national electronic government system, in which existing and expected government networks and applied systems can be combined to form uniform technology standards and regulations and consequently a uniform national government service platform. The term e-government is a process in which the government is able to take advantage of modern information and communication technologies to integrate the management and service of governmental functions on the Internet, optimize and reform the government structures and working processes, and provide good and standard international administration and service to the society without time and space limitations.

About China Expert Technology, Inc:

CHINA EXPERT TECHNOLOGY, INC. ("CXTI") is a company listed on the OTC Bulletin Board under the trading symbol: CXTI, with its subsidiaries (collectively the "Group") situated in Hong Kong and China. The group is specialized in providing large-scale network infrastructure construction (mainly e-government projects) for communities and municipal governments in China. The Group's existing major clients includes municipal governments and government authorities principally located in the Fujian Province. Income is derived mainly from four areas, e-government, technology achievement appraisal, expert consultation and project database.

Safe Harbor under the Private Securities Litigation Reform Act of 1995: The statements which are not historical facts contained in this press release are forward-looking statements that involve certain risks and uncertainties including but not limited to risks associated with the uncertainty of future financial results, regulatory approval processes, the impact of competitive products or pricing, technological changes, the effect of economic conditions and other uncertainties as may be detailed in the Company's filings with the Securities and Exchange Commission. In addition, words such as “believes,” “intends,” “expects,” “may,” “will,” “should,” “plan,” “projected,” “contemplates,” “anticipates,” “estimates,” “predicts,” “potential,” “continue,” or similar terminology may indicate forward looking statements. The Company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events, or otherwise.

Use of Non-GAAP Measures: This press release includes financial measures for net income (loss) and diluted earnings per share calculations which excludes certain non-cash costs not calculated in accordance with generally accepted accounting principles (GAAP). Management believes that these non-GAAP financial measures provide meaningful supplemental information regarding our performance that enhances management's and investors' ability to evaluate the Company's net income and income per share and to compare it with historical net income and income per share prior to the adoption of SFAS 123R by the Company effective January 1, 2006.

For more information, please contact:

For the Company:	Investors:
Phoebe Lam China Expert Technology, Inc Tel: +852-2802-1555 Fax: +852-2583-9222 Email: phoebe@chinaexpertnet.com	Matthew Hayden Hayden Communications, Inc. Tel: +858-704-5065 E-mail:Matt@haydenir.com

 CHINA EXPERT TECHNOLOGY, INC.

CONSOLIDATED BALANCE SHEETS

	December 31,
	2006	2005
	US$	US$

ASSETS
Current assets
Cash and cash equivalents	10,073,823	7,326,595
Account receivables, net of allowance for doubtful accounts of nil and nil at December 31, 2006 and 2005, respectively	33,631,372	15,423,852
Cost and estimated earnings in excess of billings (Note 9)	781,646	1,082,969
Amount due from a director	-	609
Amount due from a former officer (Note 7)	984,359	24,229
Prepayments, deposits and other receivables (Note 8)	18,862,836	9,797,938
Deferred finance costs	-	539,756
Current portion of stock based prepaid expenses (Note 6)	1,582,500	500,000

Total current assets	65,916,536	34,695,948

Property and equipment, net (Note 4)	15,752	28,999
Intangible assets, net (Note 5)	-	-
Stock based prepaid expenses (Note 6)	1,780,313	1,062,500
Deferred tax assets (Note 11)	-	-

Total assets	67,712,601	35,787,447

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	252,575	644,470
Accrued payroll and employees’ benefits	72,839	49,115
Other payables and accruals	378,773	687,837
Amount due to a director	96,823	97,115
Amount due to a former officer (Note 7)	1,797,122	850,172
Amounts due to shareholders	-	730
Income taxes payable	1,362,531	1,514,217
PRC business tax payable	1,123,788	641,793
Deferred tax liabilities (Note 11)	470,804	97,783
Convertible debentures, net of discount of nil and US$3,665,439 at December 31, 2006 and 2005, respectively (Note 10)	2,879,969	733,000
Embedded derivatives (Note 10)	-	3,631,000
Warrants (Note 14)	-	5,532,000

Total current liabilities	8,435,224	14,479,232

Commitments and contingencies (Note 13)

Stockholders’ equity
Common stock, par value US$0.001, authorized 200,000,000 shares; issued and outstanding December 31, 2006: 30,597,604 shares; December 31, 2005: 25,902,996 shares (Note 14)	30,598	25,903
Additional paid-in capital	40,657,410	12,101,755
Accumulated other comprehensive income	2,015,239	450,641
Retained earnings	16,574,130	8,729,916

Total stockholders’ equity	59,277,377	21,308,215

Total liabilities and stockholders’ equity	67,712,601	35,787,447

CHINA EXPERT TECHNOLOGY, INC.

CONSOLIDATED STATEMENTS OF INCOME AND COMPREHENSIVE INCOME

	Year ended December, 31
	2006	2005	2004
	US$	US$	US$

Revenue	66,059,245	35,568,606	26,831,135
Cost of revenue	(31,301,262)	(18,887,176)	(14,469,900)

Gross profit	34,757,983	16,681,430	12,361,235
Other operating income	176,074	47,869	2,872
General and administrative expenses	(7,404,217)	(1,625,667)	(1,193,849)
Advertising and marketing expenses	(6,125,611)	(623,578)	(1,101,205)
Consultancy fees for reverse takeover	-	-	(2,940,000)
Amortization of intangible assets (Note 5)	-	(289,352)	(385,604)
Depreciation of property and equipment (Note 4)	(15,776)	(18,171)	(36,222)
Other operating expenses	(180,000)	-	(22,065)

Income from operations	21,208,453	14,172,531	6,685,162

Other income (expenses)
Interest income	104,855	34,386	24,350
Interest expenses and finance costs	(4,606,004)	(702,012)	-
Loss on extinguishment of debts	(504,204)	-	-
Change in fair value of derivatives	(3,129,000)	(4,244,186)	-

Income before income tax	13,074,100	9,260,719	6,709,512
Income tax expense (Note 11)	(5,229,886)	(2,757,400)	(1,882,671)

Net income	7,844,214	6,503,319	4,826,841

Other comprehensive income
Foreign currency translation adjustment	1,564,598	450,641	-

Comprehensive income	9,408,812	6,953,960	4,826,841

Net income per share (Note 12)
Basic:
Net income per share	US$0.28	US$0.26	US$0.20
Weighted average common stock outstanding	28,498,423	24,545,570	23,673,802

Diluted:
Net income per share	US$0.22	US$0.26	US$0.20
Weighted average common stock outstanding	28,990,845	24,545,570	23,673,802